EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE

	Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley
Sard Verbinnen & Co
212/687-8080
LADENBURG THALMANN ACQUIRES INDEPENDENT BROKER-DEALER INVESTACORP
Investacorp Will Operate As Separate Entity, Serving a National Network of Approximately
500 Registered Representatives and More Than $8.5 Billion in Client Assets

     MIAMI, FL, October 22, 2007 — Ladenburg Thalmann Financial Services Inc. (AMEX: LTS) today announced it has acquired all outstanding shares of Investacorp Inc. and related companies (“Investacorp”), a leading independent broker-dealer and investment adviser, from the firm’s Chairman and Chief Executive Officer, Bruce Zwigard, and a related seller for $25 million in cash at closing and an additional $15 million in cash payable over a three-year period. Ladenburg will also pay approximately $5.1 million to the sellers, subject to post-closing adjustments, as a reimbursement of Investacorp’s pre-existing net worth.
     Headquartered in Miami Lakes, Florida, Investacorp is a privately-held, full service broker-dealer, registered with FINRA. With approximately 500 Registered Representatives nationwide and more than $8.5 billion in client assets, Investacorp generated consolidated revenues of $63 million in its fiscal year ended June 30, 2007.
     “We are excited about the opportunity to significantly grow Ladenburg through the addition of Investacorp’s talented staff, management team and exceptional network of investment professionals,” said Dr. Phillip Frost, Chairman of the Board of Ladenburg. “Investacorp is widely recognized as a premier independent broker-dealer and investment adviser that will nicely complement Ladenburg’s strong capital markets business. Together with Investacorp, we will be well-positioned to capitalize on the rapidly growing and evolving independent broker space and will look for ways to help them build on their business model through technology investments so that they can become the clear choice for independent minded Registered Representatives nationwide. We welcome Bruce Zwigard and his Investacorp team to Ladenburg and greatly look forward to working together.”
     Mr. Zwigard and Investacorp’s management team will continue to operate Investacorp as a stand-alone business based out of its Miami Lakes headquarters. Investacorp Registered Representatives and investment advisers will continue to operate in the retail space under the traditional independent broker model, but will have access to additional tools and resources.
     Richard Lampen, President and Chief Executive Officer of Ladenburg, said, “We are very pleased with the addition of Investacorp, which we expect to immediately double Ladenburg’s revenue, significantly bolster our operating profit, and provide a more predictable income stream to balance Ladenburg’s more volatile capital markets business. We look forward to being a supportive resource to help Investacorp management in their partnership with their talented Registered Representatives, who have a well-known reputation of providing superior financial services solutions and ‘best in class’ products to their dedicated client base.”
     Bruce Zwigard, President and Chief Executive Officer of Investacorp, stated, “We are thrilled to be joining forces with Dr. Frost, Mr. Lampen and the full Ladenburg team. This significantly enhances the opportunities to expand our business and better serve our Registered Representatives. As a stand-alone entity within Ladenburg, we will maintain our culture and continue to provide the independent financial services and counsel to which our Registered Representatives and their clients have grown accustomed.” Zwigard added, “I am pleased that Dr. Frost, Mr. Lampen and the Ladenburg team share our vision for the future of Investacorp’s independent model and our steady growth strategies, as well as our commitment to be a leader in providing high-tech support and superior technology tools for our Registered Representatives.”
     In connection with his continued employment, Ladenburg has granted Mr. Zwigard employee stock options to purchase a total of 3,000,000 shares of its common stock at $1.91, which represents the closing price for Ladenburg shares on Friday, October 19, 2007. These options vest over a three-year period and have a ten-year term.
     Ladenburg financed the transaction via a $30 million five-year loan from an affiliate of Dr. Frost. Graubard Miller served as legal counsel for Ladenburg in the transaction. Bilzin Sumberg Baena Price & Axelrod LLP served as Investacorp’s legal counsel.

About Ladenburg
Ladenburg Thalmann Financial Services, included in the Russell 2000(R) and Russell 3000(R) indexes, is engaged in retail and institutional securities brokerage, investment banking, research and asset management services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm providing services principally for middle market and emerging growth companies and high net worth individuals. Ladenburg Thalmann Financial Services is based in Miami, Florida. Ladenburg Thalmann & Co. is based in New York City, with regional offices in Miami and Boca Raton, Florida; Los Angeles, California; Melville, New York; Lincolnshire, Illinois; and Princeton, New Jersey. For more information, please visit www.ladenburg.com.
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This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements concerning future market opportunity, future technology investment, future growth of the Company and future financial performance. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of the Company or arising from the acquisition of Investacorp. These risks, uncertainties and contingencies include those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended, the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2007 and June 30, 2007, inability to achieve projected revenue, loss of registered representatives, acquisition costs and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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